Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-100349, 333-61614, 333-44870, 333-107810, 333-121282, 333-121283, and 333-144525 on Form S-8 of our report dated February 20, 2007 (September 20, 2007 as to Notes 13 and 15) relating to the consolidated financial statements of Community Health Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company adopting the fair value recognition provisions of Statement of Financial Standards No. 123 (Revised 2004), “Share Based Payment” effective January 1, 2006,) appearing in this current report on Form 8-K dated September 24, 2007 of Community Health Systems, Inc.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
September 20, 2007